Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-XXXXX on Form S-3 of our reports dated February 24, 2015, relating to the financial statements of ARMOUR Residential REIT, Inc. and Subsidiary and the effectiveness of ARMOUR Residential REIT Inc. and Subsidiary’s internal control over financial reporting, appearing in the Annual Report on Form 10-K filing of ARMOUR Residential REIT Inc. and Subsidiary for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida

May 1, 2015